EXHIBIT 99.1
N E W S   R E L E A S E

SUBJECT:  HAVERTY FURNITURE
          REPORTS  EARNINGS  FOR  2004


ATLANTA, GEORGIA, MARCH 1, 2005 - HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the fourth quarter and the year ended December 31, 2004. Earnings for the fourth quarter were $8.6 million, or $0.37 per diluted share, compared with $9.8 million, or $0.43 per diluted share, before the cumulative effect of a change in accounting principle in the fourth quarter of 2003, a 13.1% and 13.3% decrease, respectively. Earnings for the 2004 year were $22.8 million, or $0.99 per diluted share, compared with $24.3 million, or $1.08 per diluted share for 2003, before the cumulative effect of a change in accounting principle, a 6.4% and 9.0% decrease, respectively.

As previously reported, sales for the fourth quarter were $216.8 million, or 5.6% greater than the sales in the corresponding quarter in 2003. Sales for the year increased 5.3% to $784.2 million from $744.6 million in 2003. Comparable-store sales in 2004 increased 3.0% for the fourth quarter and 2.1% for the year.

Clarence H. Smith, president and chief executive officer, said, "The earnings for the fourth quarter of 2004 reflect the impact of several strategic activities to improve our distribution capabilities, enhance our competitive service position and expand our presence into new markets. These activities did impact our earnings more than planned and we also had some unusual adjustments during the quarter.

"Although we are disappointed with these earnings, we completed several major tasks related to our transition to fewer distribution centers and warehouses. We closed our regional warehouse in Mississippi that had served the mid-south states and also vacated two local market warehouses. The service responsibility for this area is now handled by our Western Distribution Center in Dallas, Texas. In preparation for the January opening of our new Florida Distribution Center in Lakeland, we readied our Florida regional warehouse and five local market warehouses for their closures during the first quarter. This process generated higher than normal inventory mark downs which impacted margins by approximately 20 basis points and increased Selling, General and Administrative costs by approximately $1.0 million. We expect that the first quarter of 2005 will also be similarly impacted as we complete our distribution transition. The fourth quarter results also include approximately $3.3 million in gains from the sale of our regional warehouse in Mississippi.

"We opened stores in two new markets for Havertys - Cincinnati, Ohio and Baton Rouge, Louisiana during the fourth quarter of 2004. The start-up expense for entry into new markets is more costly than adding additional locations in existing markets. The S,G&A for the fourth quarter of 2004 includes approximately $600,000 in start-up costs for these two new markets.

"Earnings for the fourth quarter of 2004 include an adjustment of $418,000 increasing S,G&A which is related to our accounting for leases. Like many other companies, we have reviewed our methodology due to recent questions about the correct interpretation of generally accepted accounting principles (GAAP) as applied to leases or leasehold improvements. Although our policies were substantially in compliance with GAAP, the adjustment relates primarily to leases on five stores previously operated by other furniture retailers that we assumed in 2001. During the fourth quarter, we also had an unfavorable adjustment totaling $1.1 million related to our group medical costs in conjunction with a change in our carrier.
"We are excited to announce the planned openings of stores in Columbus, Ohio and Ft. Lauderdale, Florida, both in great new markets for Havertys. We are also expanding our retail footprint into Indiana with a new store in Indianapolis. All of these locations are expected to open in the fourth quarter of 2005. Three of our best stores are also being physically expanded during 2005 as we seek to gain more share in these excellent locations. We plan to open approximately six stores in 2006. These include a location near Stonecrest Mall, east of Atlanta, a relocated store in south Dallas in the Cedar Hill area, a new store in Boca Raton, Florida and three additional stores in Florida. We are aggressively evaluating other possible new locations which we believe will become available in existing retail sites in the near term. Our strategy is to pursue opportunities in denser markets which we can serve using our existing distribution," Smith concluded.

In November 2002, the Emerging Issues Task Force issued EITF 02-16, "Accounting by a Customer for Cash Consideration Received from a Vendor." This EITF places certain restrictions on the treatment of advertising allowances and requires vendor rebates to be treated as a reduction of inventory costs for agreements entered into or significantly modified after November 30, 2002, unless they represent a reimbursement of specific, incremental, identifiable costs incurred by the customer to sell the vendor's product. The adoption of EITF 02-16 did not have a material impact on the Company's 2003 financial statements as most contracts were in place prior to the effective date or allowances were tracked and identified with specific incremental advertising costs. Beginning in 2004, the Company elected to treat all cooperative advertising funds received from vendors as a reduction in the cost of inventory.

The change in the classification of the co-operative advertising funds and rebates in accordance with GAAP makes reconciliation necessary to compare the current year periods to prior-year periods. The following table adjusts the gross profit and S,G&A line items to a comparable basis (in millions):



                      Quarter ended December 31                 Quarter ended December 31
               -------------------------------------------  ----------------------------------------
                                       % of Net Sales                              % of Net Sales
                                  ------------------------                   -----------------------
                 2004     2003      2004   2003    Change    2004    2003      2004   2003   Change
                -------  -------   ------ -------  ------- ------- -------   ------- ------  ------

Gross Profit,
as reported     $109.6   $103.3    50.57%  50.31%   0.26%   $397.4  $365.7    50.67%  49.10%   1.57%

Co-op
Advertising
funds and
rebates            -        3.2      -      1.55%  -1.55%      -      13.1      -      1.76%  -1.76%
                ------   -------   ------- ------- ------- ------- --------   ------- ------- -------
Gross Profit
on a
comparable
basis <FN1>    $109.6    $106.5     50.57%  51.86% -1.29%   $397.4  $378.8    50.67%  50.86%  -0.19%

               =======   =======   ======= ======= =======  ======= ======    ======  ======  ======

S,G&A, as
reported       $ 99.9    $ 88.8     46.09%  43.25%  2.84%   $367.1  $329.6    46.81%  44.27%   2.54%

                ------   -------   ------- ------- ------- ------- --------   ------- ------- -------
Co-op
advertising
funds and
rebates           -         3.2       -      1.55% -1.55%      -      13.1       -     1.76%  -1.76%


                ------   -------   ------- ------- ------- ------- --------   ------- ------- -------

S,G&A on a
comparable
basis<FN1>     $ 99.9    $ 92.0     46.09%  44.80%  1.29%    $367.1  $342.7   46.81%  46.03%   0.78%
                ======   =======   ======= ======= ======= ======== ========  ======= ======= =======

(FN1) The adjusted 2003 amounts for the periods presented are for informational purposes only and are non-GAAP as defined by Regulation
G.


On December 31, 2003, Havertys adopted FASB Interpretation No. 46 (FIN 46) that requires the consolidation of the entity that holds the lease on a distribution center and four retail locations used by the Company. Upon adoption of the new standard, Havertys consolidated $22.1 million of assets, $19.5 million of long-term debt, $1.6 million of long-term liabilities and recorded a positive non-cash adjustment to earnings for the cumulative effect of a change in accounting principle of $1.0 million, or $0.05 per share for the year. Accordingly, net income for 2003 was $25.3 million or $1.13 per share.

Havertys  is  a  full-service  home  furnishings  retailer  with  118 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.

This release includes forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the SEC.

The company will sponsor a conference call Wednesday, March 2, 2005 at 9:00 a.m. Eastern Time to review the fourth quarter and year end. Listen-only access to the call is available via the web at havertys.com (For Investors) and at streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

NEWS  RELEASE  --  March 1, 2005                                     Page 4
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES


                   Condensed Consolidated Statements of Income
                  (Amounts in thousands except per share data)
                                (Unaudited)

                                        Quarter Ended        Year Ended
                                        December 31,         December 31,
                                    -------------------- --------------------
                                       2004      2003       2004      2003
                                    --------- ---------- --------- ----------
Net sales                            $216,803  $205,269   $784,162  $744,635
Cost of goods sold                    107,163   101,994    386,789   378,985
                                    --------- ---------- --------- ----------
  Gross profit                        109,640   103,275    397,373   365,650

Credit service charges                  1,042     1,380      4,502     6,392
                                    --------- ---------- --------- ----------
  Gross profit and other revenue      110,682   104,655    401,875   372,042

Expenses:
  Selling, general and administrative 99,915    88,772     367,058   329,621
  Interest                               653       689      3,483     3,872
  Provision for doubtful accounts        113       248        558     1,979
  Other (income) expense, net         (3,557)     (688)    (5,398)   (2,155)
                                    --------- ---------- --------- ----------
    Total expenses                    97,124    89,021     365,701   333,317
                                    --------- ---------- --------- ----------
  Income before income taxes
    and cumulative effect of a
    change in accounting principle    13,558    15,634     36,174    38,725

Income taxes                           4,983     5,785     13,420    14,444
                                    --------- ---------- --------- ----------
  Income before cumulative effect of a
    change in accounting principle     8,575     9,849     22,754    24,281
  Cumulative effect of a change
    in accounting principle                -     1,050          -     1,050
                                    --------- ---------- --------- ----------
  Net income                         $ 8,575   $10,899    $22,754   $25,331
                                    ========= ========== ========= ==========

Basic earnings per share,
   net income (1):
  Common Stock                         $0.38     $0.50      $1.02     $1.17
  Class A Common Stock                 $0.36     $0.47      $0.96     $1.10
Diluted earnings per share,
   net income (1):
  Common Stock                         $0.37     $0.48      $0.99     $1.13
  Class A Common Stock                 $0.36     $0.45      $0.95     $1.08

Weighted average shares - basic:
  Common Stock                        18,347    17,877     18,227    17,505
  Class A Common Stock                 4,326     4,411      4,343     4,487
Weighted average shares -
   assuming dilution (1):
  Common Stock                        23,132    23,080     23,083    22,437
  Class A Common Stock                 4,326     4,411      4,343     4,487

Cash dividends per common share:
  Common Stock                        $0.0625   $0.0625    $0.250    $0.235
  Class A Common Stock                $0.0575   $0.0575    $0.230    $0.215


(1)  See additional details at the end of this release.

                                                                     more. .

NEWS  RELEASE  --  March 1, 2005                                 Page 5
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES


Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)



                                               Year Ended December 31,
                                                2004             2003
                                             ---------        ---------
Assets
  Cash and cash equivalents                  $  10,122        $  31,591
  Auction rate securities                        5,000                -
  Accounts receivable,
    net of allowance                            81,132           94,855
  Inventories, at LIFO cost                    110,812          106,264
  Other current assets                          23,355           15,026
                                             ---------       ----------
    Total Current Assets                       230,421          247,736

  Accounts receivable, long-term                 9,396           10,945
  Property and equipment, net                  205,037          171,546
  Other assets                                  12,711           11,569
                                             ---------       ----------
                                             $ 457,565        $ 441,796

                                             =========       ==========

Liabilities and Stockholders' Equity
  Accounts payable and
    accrued expenses                         $ 105,403        $  96,364
  Current portion of long-term debt             13,177           13,528
                                             ---------        ---------
      Total Current Liabilities                118,580          109,892

  Long-term debt and capital
    lease obligations                           51,321           65,402
  Other liabilities                             13,708           13,766
  Stockholders' equity                         273,956          252,736
                                             ---------        ---------
                                             $ 457,565        $ 441,796

                                             =========        =========


Note: Certain prior-year amounts have been reclassified to conform to the 2004 financial statement presentation.



                                                               more. . . . .

NEWS  RELEASE  --  March 1, 2005                                      Page 6
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES


                 Condensed Consolidated Statements of Cash Flows
                           (Amounts in thousands)
                                  (Unaudited)


                                                       Year Ended December 31,
                                                         2004             2003
                                                     ----------     ------------
Operating Activities
Net Income                                           $  22,754        $  25,331
Adjustments to reconcile net income to
 net cash provided by
 operating activities:
    Cumulative effect of a change in accounting
    principal                                                -           (1,050)
    Depreciation and amortization                       19,145           17,199
    Provision for doubtful accounts                        558            1,979
    Tax benefit from stock option exercises                434            1,143
    Deferred income taxes                                  810              851
    (Gain) loss on sale of property and equipment       (3,831)            (316)
    Other                                                   92                0

Changes in operating assets and liabilities              9,391           36,856
                                                     ----------       ----------
                          Net cash provided by
                            operating activities        49,353           81,993
                                                     ----------       ----------

Investing Activities
Capital expenditures                                   (45,264)         (21,203)
Purchases of properties previously under leases        (12,766)          (6,688)
Purchases of auction rate securities                   (20,000)               -
Proceeds from sale of auction rate securities           15,000                -
Proceeds from sale of property and equipment             6,840            2,895
Other investing activities                               2,598              (14)
                                                     -----------      -----------
                          Net cash used in
                           investing activities        (53,592)         (25,010)
                                                     -----------      -----------
Financing Activities
Decrease in borrowings under revolving
   credit facilities                                         -          (15,900)
Payments on long-term debt and capital
   lease obligations                                   (14,431)         (14,217)
Treasury stock acquired                                      -             (155)
Proceeds from exercise of stock options                  2,751            6,104
Dividends paid                                          (5,550)          (5,076)
Other financing activities                                   -               88
                                                     ------------      ----------
                           Net cash used in
                            financing activities       (17,230)         (29,156)
                                                     ------------      ----------
(Decrease) increase in cash and cash equivalents       (21,469)          27,827

Cash and cash equivalents at beginning of year          31,591            3,764
                                                     ------------      ----------
Cash and cash equivalents at end of year             $  10,122        $  31,591
                                                     ==========      ===========

                                                                   more. .

NEWS  RELEASE  --  March 1, 2005
HAVERTY  FURNITURE  COMPANIES,  INC.  and  SUBSIDIARIES                Page 7


 (1) The Company adopted the provisions of FIN 46 as of December 31, 2003, and recorded a cumulative effect of an accounting change of $1,050,000 (net of income tax expense of $600,000).

     The following also details how the number of shares in calculating the diluted earnings per share for Common Stock are derived under SFAS 128 and EITF 03-6 (shares in thousands):

                                                               Quarter Ended      Year Ended
                                                                December 31       December 31
                                                              ---------------    -------------
                                                               2004     2003      2004    2003
                                                             -------  -------    -------  -----
Basic earnings per share:
        Common Stock:   Income before cumulative effect of
                           a change in accounting principle   $ 0.38   $ 0.45    $ 1.02  $ 1.12
                        Cumulative effect of a change
                           in accounting principle                -      0.05         -    0.05
                                                             -------  --------   ------- -------
                          Net income                          $ 0.38   $ 0.50    $ 1.02  $ 1.17
                                                             ======== ========   ======= =======
Class A Common Stock:   Income before cumulative effect of
                           a change in accounting principle   $ 0.36   $ 0.42    $ 0.96  $ 1.05
                          Cumulative effect of a change
                           in accounting principle                -      0.05         -    0.05
                                                              ------   -------   ------- -------
                          Net income                          $ 0.36   $ 0.47    $ 0.96  $ 1.10
                                                              ======   =======   ======= =======
Diluted earnings per share:
         Common Stock:    Income before cumulative effect of
                           a change in accounting principle   $ 0.37   $ 0.43    $ 0.99  $ 1.08
                          Cumulative effect of a change
                           in accounting principle                -      0.05         -    0.05
                                                              ------   ------    ------  -------
                          Net income                          $ 0.37   $ 0.48    $ 0.99  $ 1.13
                                                              ======   ======    ======  =======
Class A Common Stock:     Income before cumulative effect of
                           a change in accounting principle   $ 0.36   $ 0.41    $ 0.95  $ 1.04
                          Cumulative effect of a change
                           in accounting principle                -      0.04         -    0.04
                                                              ------   ------    ------  -------
                          Net income                          $ 0.36   $ 0.45    $ 0.95  $ 1.08
                                                              ======   ======    ======  =======
     Common Stock:
       Weighted average shares outstanding                    18,347   17,877    18,227  17,505

       Assumed conversion of Class A Common shares             4,326    4,411     4,343   4,487

       Dilutive options                                          459      792       513     445

       Total weighted-average                                 ------   ------    ------  -------
         diluted common shares                                23,132   23,080    23,083  22,437
                                                              ======   ======    ======  =======

     The amount of earnings used in calculating diluted earnings per share of Common Stock is equal to net income since the Class A shares are assumed to be converted.

     Diluted earnings per share of Class A Common Stock includes the effect of dilutive common stock options which reduces the amount of undistributed earnings allocated to the Class A Common Stock.


                                         # # # # #

                        Contact:  Dennis L. Fink, EVP & CFO or
                     Jenny Hill Parker, VP, Secretary & Treasurer